Exhibit 99.1

Priceline.com Reports Financial Results

For 4th Quarter and Full-Year 2005

Gross travel bookings increase 29% to $537 million in the 4th quarter

Priceline Europe gross travel bookings increase 224% to $158 million in the 4th quarter

NORWALK, Conn., February 16, 2005 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 4th quarter and full-year 2005.  For the 4th quarter, gross travel bookings, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 29% year-over-year to $536.8 million.  Revenues in the 4th quarter were $203.9 million, a 4.6% increase over a year ago.  2005 results include the operating results of Active Hotels Ltd., which was acquired in September 2004, and Bookings B.V., which was acquired in July 2005.

Priceline.com’s GAAP gross profit for the 4th quarter 2005 was $64.9 million, up 30.1% from the prior year, and GAAP net income for the 4th quarter was $3.8 million, or $0.09 per diluted share.  Pro forma gross profit for the 4th quarter 2005 was $65.3 million, up 26.9% over the same period a year ago.  Pro forma net income for the 4th quarter 2005 was $11.4 million, or $0.28 per diluted share, which was at the high end of priceline.com’s guidance and exceeded First Call analyst consensus of $0.27 per diluted share and represents an increase of 29% over the prior year quarter. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures used in this press release and the attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

For full-year 2005, priceline.com reported gross travel bookings of $2.2 billion, a 32% increase over full-year 2004.  Full-year 2005 revenues were $962.7 million versus $914.4 million a year ago.  Priceline.com’s GAAP gross profit for 2005 was $267.9 million, a 35.2% increase over the prior year.  Full-year 2005 GAAP net income was $190.9 million, or $4.21 per diluted share, including a $170.5 million non-cash tax benefit recorded in the 3rd quarter from reversing a portion of priceline.com’s deferred tax asset valuation allowance.  Pro forma gross profit for full-year 2005 was $269.9 million, a 34.2% increase over 2004.  Pro forma net income for 2005 was $56.0 million, or $1.37 per diluted share, representing a 42% increase over the prior year.

“With gross travel bookings up 29% year-over-year and pro forma net income at the high end of our guidance range, the 4th quarter 2005 was a solid quarter for priceline.com,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “We were particularly pleased with results from Priceline Europe, where 4th quarter gross travel bookings of $158 million represented an organic growth rate of 88% compared to the same quarter in the prior year (which assumes ownership of Bookings B.V. during the

(more)

entire period), which we believe is roughly twice that of our major European competitors.”  With the combination of Active Hotels Ltd. and Bookings B.V., Priceline Europe’s online hotel reservation services now cover 40 countries with approximately 20,000 participating hotels.

Mr. Boyd continued, “Domestically, priceline.com continues to focus on the integration of opaque and published-price travel offerings.   We believe that adding published-price services gives priceline.com the ability to satisfy a much broader spectrum of customers.”

Earlier this year, priceline.com launched an enhanced U.S. website that gives customers More Ways To SaveSM than any other major online travel service.  Today, priceline.com customers are greeted with an easy-to-compare, searchable grid of priceline.com’s best published-prices, services and itineraries, along with the option to Name-Your-Own-Price® for a travel service, or save money by purchasing a package.  In addition, priceline.com recommends money-saving travel alternatives, such as traveling on different dates or using a different airport.  Priceline’s new website is being supported by a major advertising campaign and a new Name-Your-Own-Price® best-price and quality guarantee. “Since opening our doors in 1998, priceline.com has saved customers more than $5 billion on their travel purchases,” said Mr. Boyd. “Our goal in 2006 is to build on those savings by offering leisure travelers the number one destination for travel value.”

Mr. Boyd added, “In Europe, we believe priceline took meaningful market share from our major competitors in the 4th quarter.  Further, we believe that priceline can increase our full-year 2006 financial performance by driving this trend with marketing investments and further product enhancements in the 1st quarter.  We intend to continue to build out Priceline Europe, which we believe is one of the largest and fastest growing online hotel reservation services in Europe.  We also intend to explore ways to make priceline.com’s global collection of travel services available to customers on both sides of the Atlantic. We expect that the first quarter of 2006 will include an increase of over $10 million compared to the first quarter 2005 in global online marketing expense in support of our retail hotel business.  Relative to our historical trends, we expect that a much higher percentage of the revenue generated from our online marketing expenditures will be recognized in future quarters at the time of the hotel stay.  Given the rapid growth in the retail hotel business, we anticipate a shift in our earnings seasonality, with higher seasonal earnings in the second and third quarters of 2006. With the investments we are making in this business, a supplier- and consumer-friendly service lineup and the efforts of our teams in the United States and Europe, we believe priceline.com is building a leadership position in worldwide online hotel sales.”

Forward Guidance

For the full-year 2006, priceline.com said that it expects to generate approximately $2.7 to $2.9 billion in gross travel bookings.  The midpoint of this range represents 26% growth compared to full-year 2005.  Gross travel bookings in 2006 from priceline.com’s

2

European operations are expected to be between $800 and $900 million. Priceline.com said that it expects to earn approximately $1.50 to $1.65 per diluted share of pro forma net income for full year 2006.

Priceline.com issued the following guidance for 1st quarter 2006:

•                  Year-over-year increases in gross travel bookings of approximately 30%;

•                  Year-over-year increase in revenue of approximately 5%;

•                  Year-over-year increase in pro forma gross profit of approximately 20-25%, and

•                  Pro forma net income of between $0.17 and $0.21 per diluted share.

A reconciliation of pro forma financial results to GAAP results is included in the attached financial and statistical supplement.  Pro forma gross profit guidance for the 1st quarter 2006 excludes non-cash amortization expense of acquisition-related intangibles associated with the acquisition of Travelweb LLC.

Pro forma net income per diluted share guidance for the 1st quarter 2006 and full-year 2006 excludes non-cash amortization expense of acquisition-related intangibles (primarily associated with the acquisitions of Travelweb LLC, Active Hotels Ltd. and Bookings, B.V.), stock-based compensation expense (including compensation expense related to stock options upon the adoption of SFAS 123(R)), option payroll tax expense and non-cash income tax expense and non-cash preferred stock dividends.  Pro forma net income is also adjusted for the impact on minority interests of the pro forma adjustments described above.   When aggregated the foregoing expenses are expected to total approximately $9 million and approximately $40 million for the 1st quarter 2006 and full-year 2006, respectively.  In addition, pro forma net income per diluted share guidance for 2006 excludes the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which revises the method for calculating diluted shares outstanding for purposes of computing GAAP net income per diluted share.

About priceline.com

Priceline.com is the leading travel service for value-conscious leisure travelers.  No other travel service gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which delivers the lowest prices available.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com, Bookings.net and priceline.co.uk.  The company also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service

3

that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

###

Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and  other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

• adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both):

• the loss or reduction of global distribution fees;

• the bankruptcy or insolvency of another major domestic airline;

• the effects of increased competition;

• systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

• difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• legal and regulatory risks; and

• the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the

4

Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring revenues or expenses are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by option exercise activity and the market price of priceline.com’s common stock.

•                  The restructuring charge (reversal) is excluded because it can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.

•                  All shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

5

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share data)

	December 31, 2005	December 31, 2004

ASSETS

Current assets:
Cash and cash equivalents	$80,341	$101,270
Restricted cash	22,308	23,572
Short-term investments	72,745	122,812
Accounts receivable, net of allowance for doubtful accounts of $1,377 and $1,390, respectively	30,043	18,314
Prepaid expenses and other current assets	18,245	6,578
Total current assets	223,682	272,546

Property and equipment, net	18,271	15,827
Intangible assets, net	149,675	98,908
Goodwill	198,417	138,859
Deferred taxes	146,553	—
Other assets	17,430	15,942

Total assets	$754,028	$542,082

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$37,851	$40,612
Accrued expenses	19,872	23,649
Deferred merchant bookings	3,619	5,641
Other current liabilities	9,673	4,475
Total current liabilities	71,015	74,377

Deferred taxes	42,375	25,668
Other long-term liabilities	10,889	692
Minority interest	23,659	4,314
Long-term debt	223,549	224,418
Total liabilities	371,487	329,469

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued 13,470 and 13,470 shares outstanding, respectively	13,470	13,470

Stockholders' equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 42,195,004 and 41,356,576 shares issued, respectively	323	317
Treasury stock, 2,496,326 shares	(350,628)	(350,628)
Additional paid-in capital	2,069,165	2,064,224
Deferred compensation	(6,810)	(1,264)
Accumulated deficit	(1,334,572)	(1,525,447)
Accumulated other comprehensive income (loss)	(8,407)	11,941
Total stockholders' equity	369,071	199,143

Total liabilities and stockholders' equity	$754,028	$542,082

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004

Merchant revenues	$173,231	$179,670	$859,404	$872,994
Agency revenues	29,770	14,735	99,051	38,601
Other revenues	912	565	4,205	2,777
Total revenues	203,913	194,970	962,660	914,372

Cost of merchant revenues	138,910	143,828	694,190	714,822
Cost of agency revenues	84	1,244	607	1,395
Cost of other revenues	—	—	—	—
Total costs of revenues	138,994	145,072	694,797	716,217

Gross profit	64,919	49,898	267,863	198,155

Operating expenses:
Advertising - Offline	4,475	6,017	30,957	33,476
Advertising - Online	16,533	8,519	58,535	27,480
Sales and marketing	6,328	7,578	34,295	32,091
Personnel, including stock based compensation of $1,195 and $294 for the three months ended December 31, 2005 and 2004 and $4,169 and $638 for the year ended December 31, 2005 and 2004, respectively	14,855	11,176	49,659	35,574
General and administrative, including option payroll taxes of $45 and $13 for the three months ended December 31, 2005 and 2004 and $111 and $357 for the year ended December 31, 2005 and 2004, respectively	6,381	4,188	20,881	16,452
Information technology	2,598	1,930	10,622	9,171
Depreciation and amortization	7,715	5,357	25,366	13,501
Restructuring charge (reversal), net	—	—	1,664	(12)

Total operating expenses	58,885	44,765	231,979	167,733

Operating income	6,034	5,133	35,884	30,422

Other income:
Interest income	1,279	1,316	5,550	5,112
Interest expense	(1,298)	(1,291)	(5,075)	(3,722)
Other	(98)	11	(656)	15
Total other income (expense)	(117)	36	(181)	1,405

Earnings before income taxes, equity in income (loss) of investees and minority interests	5,917	5,169	35,703	31,827
Income tax (expense) benefit- note (1)	(2,250)	260	156,277	193
Equity in income (loss) of investee and minority interests	123	(430)	749	(511)
Net income- note (1)	3,790	4,999	192,729	31,509
Preferred stock dividend	—	—	(1,854)	(1,512)

Net income applicable to common stockholders- note (1)	$3,790	$4,999	$190,875	$29,997

Net income applicable to common stockholders per basic common share- note (1)	$0.10	$0.13	$4.87	$0.78

Weighted average number of basic common shares outstanding	39,352	38,775	39,161	38,304

Net income applicable to common stockholders per diluted common share- note (1)	$0.09	$0.12	$4.21	$0.76

Weighted average number of diluted common shares outstanding	40,718	40,449	46,436	42,327

note (1): Income tax (expense) benefit for 2005 includes a $171 million non-cash tax benefit recorded in the 3rd quarter from a reversal of a portion of the Company’s deferred tax asset valuation allowance.

priceline.com Incorporated

RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA

FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2005
	GAAP	Adjustments		Pro Forma

Merchant revenues	$173,231	$—		$173,231
Agency revenues	29,770	—		29,770
Other revenues	912	—		912
Total revenues	203,913	—		203,913

Cost of merchant revenues	138,910	(340	)(a)	138,570
Cost of agency revenues	84	(84	)(a)	—
Cost of other revenues	—	—		—
Total costs of revenues	138,994	(424)		138,570

Gross profit	64,919	424		65,343

Operating expenses:
Advertising - Offline	4,475	—		4,475
Advertising - Online	16,533	—		16,533
Sales and marketing	6,328	—		6,328
Personnel, including stock based compensation of $1,195	14,855	(1,195	)(b)	13,660
General and administrative, including option payroll taxes of $45	6,381	(45	)(c)	6,336
Information technology	2,598	—		2,598
Depreciation and amortization	7,715	(5,423	)(a)	2,292
Restructuring charge (reversal)	—	—		—

Total operating expenses	58,885	(6,663)		52,222

Operating income	6,034	7,087		13,121

Other income:
Interest income	1,279	—		1,279
Interest expense	(1,298)	—		(1,298)
Other	(98)	—		(98)
Total other income (expense)	(117)	—		(117)

Earnings before income taxes, equity in income of investees and minority interests	5,917	7,087		13,004
Income tax (expense) benefit	(2,250)	864	(d)	(1,386)
Equity in income of investee and minority interests	123	(312	)(e)	(189)
Net income	3,790	7,639		11,429
Preferred stock dividend	—	—		—

Net income applicable to common stockholders	$3,790	$7,639		$11,429

Net income applicable to common stockholders per basic common share	$0.10			$0.29

Weighted average number of basic common shares outstanding	39,352			39,352

Net income applicable to common stockholders per diluted common share	$0.09			$0.28

Weighted average number of diluted common shares outstanding	40,718	302	(f)	41,020

(a)        Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings BV.

(b)        Adjustment for stock-based compensation.

(c)        Adjustment for option payroll taxes.

(d)        Adjustment for non-cash income tax provision.  In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(e)        Impact on minority interests of pro forma adjustments.

(f)          Adjustment to include shares of restricted stock that were not considered in GAAP calculation of  weighted average number of diluted common shares outstanding.

priceline.com Incorporated

RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA

FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

	Year Ended December 31, 2005
	2005	Adjustments		Pro Forma

Merchant revenues	$859,404	$—		$859,404
Agency revenues	99,051	—		99,051
Other revenues	4,205	—		4,205
Total revenues	962,660	—		962,660

Cost of merchant revenues	694,190	(1,381	)(a)	692,809
Cost of agency revenues	607	(607	)(a)	—
Cost of other revenues	—	—		—
Total costs of revenues	694,797	(1,988)		692,809

Gross profit	267,863	1,988		269,851

Operating expenses:
Advertising - Offline	30,957	—		30,957
Advertising - Online	58,535	—		58,535
Sales and marketing	34,295	—		34,295
Personnel, including stock based compensation of $4,169	49,659	(4,169	)(b)	45,490
General and administrative, including option payroll taxes of $111	20,881	(111	)(c)	20,770
Information technology	10,622	—		10,622
Depreciation and amortization	25,366	(16,605	)(a)	8,761
Restructuring charge (reversal), net	1,664	(1,664	)(d)	—

Total operating expenses	231,979	(22,549)		209,430

Operating income	35,884	24,537		60,421

Other income:
Interest income	5,550	—		5,550
Interest expense	(5,075)	—		(5,075)
Other	(656)	—		(656)
Total other income (expense)	(181)	—		(181)

Earnings before income taxes, equity in income of investees and minority interests	35,703	24,537		60,240
Income tax (expense) benefit	156,277	(160,476	)(e)	(4,199)
Equity in income of investee and minority interests	749	(827	)(f)	(78)
Net income	192,729	(136,766)		55,963
Preferred stock dividend	(1,854)	1,854	(g)	—

Net income applicable to common stockholders	$190,875	$(134,912)		$55,963

Net income applicable to common stockholders per basic common share	$4.87			$1.43

Weighted average number of basic common shares outstanding	39,161			39,161

Net income applicable to common stockholders per diluted common share	$4.21			$1.37

Weighted average number of diluted common shares outstanding	46,436	(5,461	)(h)	40,975

(a)        Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings BV.

(b)        Adjustment for stock-based compensation.

(c)        Adjustment for option payroll taxes.

(d)        Adjustment for restructuring expense activity.

(e)        Adjustment for net non-cash income tax provision (including the tax benefit resulting from a $171 million reversal of a portion of the Company’s deferred tax asset valuation allowance, partly offset by non-cash income tax provision) and to reflect the tax impact of certain other pro forma adjustments.

(f)          Impact on minority interest of pro forma adjustments.

(g)       Adjustment for preferred stock dividend.

(h)       Adjustment for the impact of EITF 04-08. Also, adjustment to include shares of restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

priceline.com Incorporated

Statistical Data

In thousands

Gross Bookings	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05

Agency	$116,611	$176,248	$156,946	$197,634	$241,935	$266,447	$343,214	$323,901
Merchant	246,339	297,094	278,339	218,541	267,815	303,017	267,840	212,861
Total	$362,950	$473,342	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761

Domestic	$360,179	$470,375	$424,815	$367,199	$437,848	$491,949	$446,232	$378,301
International	2,771	2,967	10,470	48,976	71,902	77,515	164,822	158,460
Total	$362,950	$473,342	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761

Year/Year Growth	45.3%	58.0%	43.7%	61.1%	40.4%	20.3%	40.4%	29.0%

Units Sold	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05

Airline Tickets	622	822	725	644	747	789	680	582
Year/Year Growth	28.7%	60.3%	65.5%	61.5%	20.0%	-4.1%	-6.2%	-9.6%

Hotel Room-Nights	1,682	1,995	2,087	2,007	2,556	2,736	3,499	2,968
Year/Year Growth	35.9%	31.6%	26.2%	51.1%	52.0%	37.1%	67.7%	47.8%

Rental Car Days	1,214	1,409	1,364	1,065	1,278	1,535	1,692	1,315
Year/Year Growth	83.1%	62.4%	12.1%	15.4%	5.3%	8.9%	24.0%	23.4%

	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05

Revenue	$224,131	$259,389	$235,882	$194,970	$233,392	$266,557	$258,797	$203,913
Year/Year Growth	11.8%	8.3%	-3.1%	8.2%	4.1%	2.8%	9.7%	4.6%

Gross Profit	$43,374	$53,779	$51,104	$49,898	$57,707	$65,234	$80,002	$64,919
Year/Year Growth	31.5%	32.8%	25.7%	56.8%	33.0%	21.3%	56.5%	30.1%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

The gross bookings and units sold information reflects results from Active Hotels and Bookings since acquisition.